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                      [LETTERHEAD OF GRAHAM & JAMES LLP]

                                                                   EXHIBIT 99.10

February 27, 1997

Mutual of America Institutional Funds, Inc.
320 Park Avenue
New York, NY 10022

Ladies & Gentlemen:

You have asked for our opinion with respect to the issuance of shares (the "Shares") of the Money Market Fund (the "Fund") of Mutual of America Institutional Funds, Inc. (the "Corporation") pursuant to (a) its Articles of Incorporation, dated October 26, 1994, and filed with the Maryland Department of Assessments and Taxation (the "Maryland Department") on October 27, 1994, and
(b) Articles Supplementary dated February 24, 1997, and filed with the Maryland Department on February 26, 1997, (together, the "Articles of Incorporation").

We have assisted you in the preparation of the Corporation's Post-Effective Amendment No. 2 (the "Post-Effective Amendment") to its Registration Statement on Form N-1A (File No. 33-87874), filed on the date hereof. We will file on your behalf applications or notices for registration or qualification of the Shares in the various states.

You have provided us with certified copies of the resolutions of your Board of Directors adopted on February 24, 1997, authorizing the filing of the Post-Effective Amendment, the issuance of the Shares on the terms set forth in the prospectus which is part of the Post-Effective Amendment, and the redemption of the Shares at net asset value as set forth in the Registration Statement.

In our opinion, upon the effectiveness of the Post-Effective Amendment with the SEC and the registration or qualification of the Shares in the appropriate states, the Shares when issued and paid for in accordance with the provisions set forth in the Registration Statement, will be legally issued, fully paid and nonassessable, entitling the holders thereof to the rights set forth in the Articles of Incorporation and subject to the limitations stated therein. Under
Article V, Section 2(c), of the Articles of Incorporation, in the event of redemption of the Shares, the shareholder may receive the net asset value of the Shares, less any applicable contingent deferred sales charge, as determined in accordance with the Articles of Incorporation. No contingent deferred sales charge is currently authorized.

This opinion is based upon our examination of the documents set forth in the first three paragraphs hereof.

The lawyers in this firm who prepared this opinion are members of the Bar of the State of New York and are not members of the bar of any other state. They have, however, reviewed the corporation laws of the State of Maryland as they pertain to registered investment companies under the federal Investment Company Act of 1940. This opinion is limited to the laws of the State of New York, the aforesaid corporation laws of the State of Maryland and the federal laws of the United States of America.

We hereby consent to the use of this opinion in connection with, and all references to our firm in, Registration Statement No. 33-87874.


Very truly yours,


GRAHAM & JAMES LLP